Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES
FIRST QUARTER RESULTS

Nampa, ID (January 28, 2011) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the first fiscal quarter ended December 31, 2010.  For the quarter ended December 31, 2010, the Company reported a net loss of ($1.3 million), or ($0.08) per diluted share, compared to a net loss of ($309,000), or ($0.02) per diluted share, for the same period last year.

The following summarizes key activities of the Company during the quarter ended December 31, 2010:

▪	Total revenue increased $3.4 million, or 36.4%, when compared to the same quarter in 2009;
▪	Total assets decreased $102.2 million during the quarter;
▪	Investment securities increased $151.1 million during the quarter;
▪	Net loans decreased $47.6 million during the quarter;
▪	Nonperforming noncovered assets increased $8.2 million from September 30, 2010, the linked quarter, to $27.9 million at December 31, 2010;
▪
Provision for loan losses totaled $3.0 million while net charge-offs on loans totaled $3.0 million for the quarter. Net charge-offs covered under loss-sharing agreements with the FDIC totaled $2.0 million during the first quarter of 2011 and a $2.0 million recovery of the portion of provision for losses on covered loans was recorded in other income;

▪	Valuation adjustments on covered and noncovered real estate owned and repossessed assets totaled $675,000 during the first quarter of fiscal year 2011; and
▪	Certificates of deposit declined $84.0 million during the quarter while core deposits remained stable.

Len E. Williams, the Company’s President and CEO, commented “The focus in our first quarter of fiscal year 2011 was on the integration of LibertyBank, which was acquired in an FDIC-assisted transaction in July 2010. Much of the excess cash received as a result of this acquisition was invested in medium-term securities. Long-term, the goal is to redeploy excess liquidity into loans either through direct origination, portfolio purchase, bank acquisition or a combination thereof. Our Boise, Idaho, and Bend, Oregon, markets remain weak, with high unemployment and an uncertain economic outlook. During the quarter we reduced non-core deposits acquired in the LibertyBank transaction and experienced stability in core deposit funding throughout our branch network. Consistent with our goal, balances in certificates of deposits decreased by 15% during the quarter.”

Speaking to asset quality, Mr. Williams stated, "While we saw an increase in nonperforming noncovered loans over last quarter,  we are experiencing improvements in delinquency rates and in criticized loans, which have historically been precursors to nonperforming loans. We believe this may be a signal that  nonperforming noncovered loans may be stabilizing, which may lead to improved nonperforming loan levels going forward. However, the local economies in our markets continue to show signs of weakness with high unemployment and little new investment."

Home Federal Bancorp, Inc.
January 28, 2011

Results of operations

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). The LibertyBank Acquisition has been incorporated prospectively in the Company’s financial statements; therefore, year over year results of operations may not be comparable. Additionally, only 62 days of operations from the LibertyBank Acquisition are included in the fourth quarter of fiscal year 2010, which impacts linked-quarter comparisons. In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank. Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as "covered assets." Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as "noncovered assets."

Net interest margin declined to 2.58% in the current quarter from 2.89% in the linked quarter. This decline was due principally to excess cash obtained from the LibertyBank Acquisition.  A significant portion of the $373 million of cash obtained in this transaction has been invested in securities and used to pay out maturing certificates of deposit. Management expects the Company’s net interest margin to remain below optimal levels until the cash can be invested into loans. However, the weak economy may limit the Company’s ability to significantly increase loans in the near-term.

Total revenue for the quarter ended December 31, 2010, which consisted of net interest income before the provision for loan losses and noninterest income excluding indemnification recoveries and acquisition gains, increased $3.4 million, or 36.4%, to $12.6 million compared to $9.3 million for the same period of 2009. Total noninterest expense increased $4.7 million, or 52%, to $13.8 million compared to $9.1 million for the same quarter last year.

Net interest income. Net interest income before the provision for loan losses increased $1.9 million, or 30%, to $8.3 million for the quarter ended December 31, 2010, compared to $6.4 million for the same quarter of the prior year. The increase was attributable to the increase in earning assets combined with a reduction in certificates of deposit.

The Company’s net interest margin decreased 79 basis points to 2.58% for the quarter ended December 31, 2010, when compared to the quarter ended December 31, 2009.  Net interest margin compressed as a result of a change in the mix of interest-earning assets, as cash equivalents and investment securities increased significantly from the same period in the prior year primarily due to the LibertyBank Acquisition.  In addition, the increase in nonperforming loans during the 12 months ended December 31, 2010 reduced the average yield earned on the loan portfolio. The Company’s cost of interest-bearing liabilities declined to 1.00% in the quarter ended December 31, 2010, compared to 1.90% in the year-ago period, primarily as a result of accretion of fair value adjustments on certificates of deposit assumed in the LibertyBank Acquisition.

Provision for loan losses. A provision for loan losses of $3.0 million was recorded for the quarter ended December 31, 2010, compared to $700,000 for the same period of the prior year and $3.9 million for the linked quarter. A provision of $2.1 million was recorded during the first quarter of fiscal year 2010 related to covered loans, and as a result, the Company recorded an indemnification recovery of $2.0 million that was recorded in noninterest income. No provision for loan losses was recorded on the LibertyBank loan portfolio during the first quarter of fiscal year 2011.

Noninterest income. Noninterest income increased $3.4 million to $6.3 million for the quarter ended December 31, 2010, compared to $2.9 million for the same quarter a year ago and declined $2.1 million when compared to the linked quarter. The change in the current quarter compared to the linked quarter was primarily due to the $3.2 million bargain purchase gain posted in the previous quarter related to the LibertyBank Acquisition offset somewhat by a $1.0 million increase in the recovery of the provision for loan losses on covered loans in the first quarter of 2011. Other noninterest income for the first quarter of fiscal year 2011 includes $922,000 of accretable income related to the FDIC indemnification asset.

Fees and service charges increased $196,000, or 8.6% during the most recent quarter, compared to the same quarter of last year primarily due to the increase in accounts assumed in the LibertyBank Acquisition. Due to recently

Home Federal Bancorp, Inc.
January 28, 2011

enacted regulations, fees from overdrafts excluding the LibertyBank Acquisition declined $887,000, or 55%, in the first quarter of fiscal 2011, compared to the first quarter of fiscal 2010. Total fees from overdrafts declined $218,000, or 18%, from the linked quarter.

Noninterest expense. Noninterest expense for the quarter ended December 31, 2010, increased $4.7 million, or 52%, to $13.8 million from $9.1 million for the comparable period a year earlier. Noninterest expense was higher during the most recent quarter compared to the same period in fiscal year 2010 primarily as a result of the LibertyBank Acquisition. Excluding the expenses related to operations acquired from LibertyBank, noninterest expense increased $205,000 or 2.3% from the same quarter last year. Total other expenses included provision for declines in other real estate owned of $675,000 and  $801,000 in the first quarters of fiscal 2011 and 2010, respectively.

Balance Sheet

Total assets increased $558.5 million, or 68%, to $1.4 billion at December 31, 2010, compared to $822.1 million a year earlier, primarily as a result of the LibertyBank Acquisition. Total assets decreased $102.2 million, or 6.89%, compared to $1.5 billion as of September 30, 2010.

Cash and Investments. Cash and amounts due from depository institutions increased to $143.6 million at December 31, 2010, from $68.5 million at December 31, 2009, but decreased by $204.3 million from the linked quarter end. The increase over the previous year was primarily attributable to the LibertyBank Acquisition, as the Company received $313.9 million from the FDIC in connection with this acquisition and assumed $59.2 million of cash held by LibertyBank on the acquisition date. The decrease in the first quarter of fiscal 2011 was due to the purchase of investment securities and payments on maturing certificates of deposit which were not renewed. Investments increased $264.0 million, or 163%, to $426.3 million at December 31, 2010, compared to $162.3 million at December 31, 2009.  The increase was attributable to both the LibertyBank Acquisition and investment purchases as excess cash continues to be invested in medium-term investments. The average yield on securities purchased during the first quarter of fiscal 2011 was 2.17%.

Loans and leases. Net loans and leases at December 31, 2010, increased $75.3 million or 15.1% to $573.4 million, compared to $498.1 million at December 31, 2009.  Net loans and leases purchased in the LibertyBank Acquisition totaled $164.9 million at December 31, 2010. The increase in loans as a result of the LibertyBank Acquisition was offset by lower balances in real estate loans in the Idaho and Central Oregon Regions when compared to the same period in 2009.

Asset Quality. The allowance for loan losses was $15.4 million at December 31, 2010, compared to $15.4 million at September 30, 2010. The general allowance for loan losses allocated to loans covered under the loss share agreement with the FDIC in connection with the Community First Bank acquisition totaled $3.4 million. The allowance for loan losses allocated to the noncovered organic loan portfolio was $12.0 million, or 3.40% of noncovered organic loans. The estimated fair value adjustment on loans and leases purchased in the LibertyBank Acquisition was $49.2 million, or 23.0% of the unpaid principal balance, of those loans at December 31, 2010.

Loans in the Company’s organic portfolio have general loss reserves and specific loss reserves allocated when management has determined it is probable a loss has been incurred. Loans in the Community First Bank portfolio were recorded and are currently accounted for under the business combination rules of Statement of Financial Accounting Standards No. 141 and Accounting Standards Codification Topic (“ASC”) 310-30. Loans in the Community First Bank portfolio that were not credit impaired on the date of purchase are allocated a general loss reserve.  Loans that were credit impaired in the Community First Bank loan portfolio on the date of acquisition are reported at the present value of expected cash flows. No allowance for loan losses is reported on these loans as impairments in excess of the acquisition-date fair value discount result in a partial charge-off of the loan’s remaining unpaid principal balance. The loans purchased in the LibertyBank Acquisition are accounted for under the business combination rules of ASC 805 and ASC 310-30, which requires all loans acquired in the LibertyBank portfolio to be reported initially at estimated fair value. Loans purchased in the LibertyBank Acquisition have been aggregated into pools and the portion of the fair value discount not related to credit impairment is accreted over the life of the loan into interest income; therefore, loans purchased in the LibertyBank Acquisition are not individually identified as

Home Federal Bancorp, Inc.
January 28, 2011

nonaccrual loans. Loans purchased in the Community First Bank acquisition were not pooled; therefore, loans that are on nonaccrual status, or are 90 days past due and still accruing interest are reported as nonperforming loans. An allowance for loan losses has not been recorded on any loans acquired in the LibertyBank Acquisition. The indemnified portion of partial charge-offs and provisions for general loan loss reserves in the acquired portfolios is recorded in noninterest income and results in an increase in the FDIC indemnification asset.

Loans delinquent 30 to 89 days totaled $4.4 million at December 31, 2010, compared to $8.9 million at September 30, 2010, including $599,000 and $435,000, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $65.2 million at December 31, 2010, compared to $65.5 million at September 30, 2010. Real estate owned and other repossessed assets decreased $5.3 million or 17.5% to $25.1 million at December 31, 2010, compared to $30.5 million as of September 30, 2010, as the Bank was able to liquidate and sell foreclosed assets purchased in the LibertyBank and Community First Bank acquisitions.

The following table summarizes nonperforming loans and real estate owned at December 31, 2010, and September 30, 2010:

	December 31, 2010			September 30, 2010			Quarter Change
(in thousands)	Covered	Noncovered		Covered	Noncovered		Covered	Noncovered
	Assets	Assets	Total	Assets	Assets	Total	Assets	Assets
Real estate construction	$6,778	$3,183	$9,961	$8,430	$399	$8,829	$(1,652)	$2,784
Commercial and multi- family residential real estate	13,249	8,734	21,983	15,584	3,307	18,891	(2,335)	5,427
One-to-four family residential	691	5,321	6,012	359	4,028	4,387	332	1,293
Other	811	1,253	2,061	950	1,965	2,915	(139)	(712)
Total nonperforming loans	21,529	18,491	40,020	25,323	9,699	35,022	(3,794)	8,792
Real estate owned and other repossessed assets	15,751	9,396	25,147	20,513	9,968	30,481	(4,762)	(572)

Total nonperforming assets	$37,280	$27,887	$65,167	$45,836	$19,667	$65,503	$(8,556)	$8,220

Deposits and borrowings. Deposits increased $583.2 million, or 112%, to $1.1 billion at December 31, 2010, compared to $522.5 million at December 31, 2009, primarily as a result of the LibertyBank Acquisition. Deposits decreased $84.0 million, or 7.1%, compared to $1.2 billion at September 30, 2010. Deposits resulting from the LibertyBank Acquisition totaled $535.3 million at December 31, 2010, which represents a decrease of $147.3 million since acquisition and a decrease of $71.8 million since quarter ending September 30, 2010. Certificates of deposit assumed in the LibertyBank Acquisition have decreased $134.8 million since acquisition and $70.9 million since quarter ending September 30, 2010. Balances of core deposits (defined as checking, savings and money market accounts) assumed in the LibertyBank Acquisition have only decreased by $7.7 million, or 3.0%, since the acquisition, and by $946,000 since September 30, 2010, highlighting the execution of the retail banking division’s goal to focus on core deposit retention and growth.  Excluding the LibertyBank Acquisition, core deposits increased $900,000 during the quarter and $66.9 million, or 22%, since December 31, 2009.

FHLB advances and other borrowings decreased $7.3 million since the quarter ending September 30, 2010 and $16.5 million, or 21%, to $60.4 million at December 31, 2010, compared to $76.9 million at December 31, 2009.  The decrease resulted from maturing FHLB advances being repaid with excess liquidity. While the Company's cash balances are in excess of optimal levels due to deposit growth and cash received in the LibertyBank Acquisition, management has currently decided to preserve capital and not prepay the Company's outstanding borrowings while the Company continues to seek acquisitive growth.

Equity. Stockholders’ equity decreased $3.6 million, or 1.6%, to $201.5 million at December 31, 2010, compared to $205.1 million at September 30, 2010. The decrease during the quarter was due to a net loss of $1.3 million as well as $869,000 in dividends paid. In addition, equity was reduced by $2.1 million due to the decrease in the market

Home Federal Bancorp, Inc.
January 28, 2011

value of available for sale securities, net of taxes. These were partially offset by an increase to additional paid in capital due to equity compensation and exercised stock options.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 35 full-service banking offices. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company's web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
January 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	December 31, 2010	September 30, 2010	December 31, 2009
ASSETS
Cash and equivalents	$212,111	$416,426	$68,471
Investments available for sale, at fair value	426,327	275,180	162,322
FHLB stock, at cost	17,717	17,717	10,326
Loans and leases receivable, net of allowance for loan and lease losses of $15,409, $15,432 and $28,141	573,400	621,011	498,092
Loans held for sale	3,263	5,135	2,008
Accrued interest receivable	2,905	2,694	2,530
Property and equipment, net	28,209	27,955	25,777
Bank owned life insurance	12,542	12,437	12,121
Real estate and other property owned	25,147	30,481	14,782
FDIC indemnification receivable, net	69,546	64,574	21,252
Core deposit intangible	3,776	3,971	-
Other assets	5,711	5,280	4,441
TOTAL ASSETS	$1,380,654	$1,482,861	$822,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$134,652	$138,300	$67,212
Interest-bearing demand	231,590	225,794	107,848
Money market	172,657	180,454	79,477
Savings	74,681	69,079	42,939
Certificates	492,032	576,035	224,975
Total deposit accounts	1,105,612	1,189,662	522,451
Advances by borrowers for taxes and insurance	539	4,658	660
Interest payable	578	631	535
Deferred compensation	5,656	5,583	5,307
FHLB advances and other borrowings	60,368	67,622	76,890
Deferred income tax liability, net	866	2,211	4,889
Other liabilities	5,537	7,406	3,076
Total liabilities	1,179,156	1,277,773	613,808

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:	167	167	167
Dec. 31, 2010 - 17,478,171 issued; 16,710,025 outstanding
Sept. 30, 2010 - 17,460,311 issued, 16,687,561 outstanding
Dec. 31, 2009 - 17,445,311 issued; 16,698,168 outstanding
Additional paid-in capital	153,139	152,682	151,211
Retained earnings	54,741	56,942	63,311
Unearned shares issued to employee stock ownership plan	(8,396)	(8,657)	(9,438)
Accumulated other comprehensive income	1,847	3,954	3,063
Total stockholders’ equity	201,498	205,088	208,314

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,380,654	$1,482,861	$822,122

Home Federal Bancorp, Inc.
January 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)
	For the Three Months Ended
	December 31, 2010	December 31, 2009
Interest and dividend income:
Loans and leases	$9,347	$7,103
Investment securities	1,684	1,756
Other interest and dividends	213	27
Total interest and dividend income	11,244	8,886
Interest expense:
Deposits	2,266	1,674
FHLB advances and other borrowings	664	831
Total interest expense	2,930	2,505
Net interest income	8,314	6,381
Provision for loan losses	3,000	700
Net interest income after provision for loan losses	5,314	5,681

Noninterest income:
Service charges and fees	2,459	2,264
Gain on sale of loans	348	183
Increase in cash surrender value of life insurance	105	107
FDIC indemnification recovery	1,996	-
Other	1,395	321
Total noninterest income	6,303	2,875

Noninterest expense:
Compensation and benefits	7,094	4,617
Occupancy and equipment	1,845	1,064
Data processing	1,177	800
Advertising	213	260
Postage and supplies	254	166
Professional services	718	479
Insurance and taxes	1,049	558
Amortization of intangibles	195	-
Provision for real estate owned	675	801
Other	599	338
Total noninterest expense	13,819	9,083
Loss before income taxes	(2,202)	(527)
Income tax benefit	(871)	(218)
Net loss	$(1,331)	$(309)

Loss per common share:
Basic	$(0.08)	$(0.02)
Diluted	(0.08)	(0.02)
Weighted average number of shares outstanding:
Basic	15,663,436	15,447,705
Diluted	15,663,436	15,447,705

Dividends declared per share:	$0.055	$0.055

Home Federal Bancorp, Inc.
January 28, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2010				2009
	December 31	September 30	June 30	March 31	December 31
SELECTED PERFORMANCE RATIOS
Loss on average assets (1)	(0.37)%	(0.06)%	(0.90)%	(0.79)%	(0.15)%
Loss on average equity (1)	(2.59)	(0.42)	(3.74)	(3.11)	(0.59)
Net interest margin (1)	2.58	2.89	2.93	3.29	3.37
Efficiency ratio (2)	109.49	105.72	98.23	109.00	98.13

PER SHARE DATA
Diluted loss per share before extr. item	$(0.08)	$(0.01)	$(0.12)	$(0.12)	$(0.02)
Diluted earnings per share of extr. item	-	-	-	0.02	-
Diluted loss per share after extr. item	(0.08)	(0.01)	(0.12)	(0.10)	(0.02)
Book value per outstanding share	12.06	12.29	12.33	12.41	12.48
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055

Average number of diluted shares outstanding(3)	15,663,436	15,581,696	15,543,199	15,481,827	15,447,705

ASSET QUALITY - Noncovered(4)
Allowance for loan losses	$11,964	$11,904	$14,701	$12,066	$12,223
Nonperforming loans	18,491	9,686	20,595	20,058	16,903
Nonperforming assets	27,887	19,654	26,611	28,075	25,648
Provision for loan losses	900	2,875	3,300	2,375	700
Allowance for loan losses to loans	3.40%	3.32%	3.88%	3.03%	2.98%
Nonperforming loans to gross loans	5.25	2.70	5.43	5.04	4.14
Nonperforming assets to assets	2.47	1.66	3.47	3.81	3.66

Total covered assets(5)	$252,250	$298,221	$102,516	$115,286	$126,310

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,289,717	$1,183,998	$808,792	$767,364	$756,308
Average interest-bearing liabilities	1,075,814	991,191	576,113	539,603	527,438
Net average earning assets	213,903	192,807	232,679	227,761	228,870
Average interest-earning assets to average interest-bearing liabilities	119.88%	119.45%	140.39%	142.21%	143.39%
Stockholders’ equity to assets	14.59	13.82	23.68	24.30	25.34

STATEMENT OF INCOME DATA
Interest income	$11,244	$11,409	$8,501	$8,738	$8,886
Interest expense	2,930	2,841	2,573	2,436	2,505
Net interest income	8,314	8,568	5,928	6,302	6,381
Provision for loan losses	3,000	3,925	3,300	2,375	700
Noninterest income	6,303	8,439	2,896	2,469	2,875
Noninterest expense	13,819	13,532	8,668	9,560	9,083
Net loss before taxes	(2,202)	(450)	(3,144)	(3,164)	(527)
Income tax benefit	(871)	(235)	(1,203)	(1,233)	(218)
Net loss before extraordinary item	$(1,331)	$(215)	$(1,941)	$(1,931)	$(309)
Extraordinary gain, net of tax	-	-	-	305	-
Net loss	$(1,331)	$(215)	$(1,941)	$(1,626)	$(309)

Total revenue (6)	$12,621	$12,801	$8,824	$8,771	$9,256

(1)	Amounts are annualized.
(2)	Noninterest expense divided by total revenue, as defined below.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(5)	Loans and other real estate owned covered by a loss share agreement with the FDIC.
(6)	Net interest income plus noninterest income, excluding bargain purchase gains and FDIC indemnification recoveries on provisions for losses on covered loans.